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                                                                    Exhibit 23.1

                      CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Corn Products International, Inc.



We consent to incorporation by reference in the Registration Statements on Forms S-8 (No. 333-43479 and 333-43525) of Corn Products International, Inc. of our report dated February 11, 1998, relating to the consolidated balance sheets of Corn Products International, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Corn Products International, Inc.


                                                     /s/ KPMG Peat Marwick LLP


March 31, 1998
Chicago, Illinois